Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Consolidated Graphics, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-62317) on Form S-4 and registration statements (Nos. 33-87192, 333-13737, 333-18435, 333-66019, and 333-121201) on Form S-8 of Consolidated Graphics, Inc. of our reports dated May 28, 2008, with respect to the consolidated balance sheets of Consolidated Graphics, Inc. as of March 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of March 31, 2008, which reports appear in the March 31, 2008 annual report on Form 10-K of Consolidated Graphics, Inc.
Houston, Texas
May 28, 2008